POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each of the undersigned officers and directors of Positron Corporation, a Texas corporation, constitutes and appoints Patrick Rooney, his true and lawful attorney-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

Principal Executive Officer:

/s/ Patrick Rooney	Chairman of the Board	July 12, 2007
Patrick Rooney	(principal executive officer)

Principal Financial Officer And Principal Accounting Officer:

/s/ Corey Conn	Chief Financial Officer	July 12, 2007
Corey Conn	(principal financial officer and principal accounting officer)

/s/ Sachio Okamura	Director	July 12, 2007
Sachio Okamura

/s/ Dr. Anthony Nicholls	Director	July 12, 2007
Dr. Anthony Nicholls